Exhibit (d)(9)(i)

INVESTMENT ADVISORY AGREEMENT

AGREEMENT, effective as of May 1, 2011 by and between AXA Equitable Funds Management Group, LLC, a limited liability corporation organized in the State of Delaware (the “Manager”), and Marsico Capital Management, LLC (“Adviser”), a Delaware limited liability company.

WHEREAS, EQ Advisors Trust (“Trust”) is registered as an investment company under the Investment Company Act of 1940, as amended (“Investment Company Act”);

WHEREAS, the Trust’s shareholders are and will be separate accounts maintained by insurance companies for variable life insurance policies and variable annuity contracts under which income, gains, and losses, whether or not realized, from assets allocated to such accounts are, in accordance with such policies and contracts, credited to or charged against such accounts without regard to other income, gains, or losses of such insurance companies and for qualified retirement plans (“Qualified Plans”);

WHEREAS, the Trust is and will continue to be a series fund having two or more investment portfolios, each with its own investment objectives, policies and restrictions;

WHEREAS, the Manager is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”), and is the investment manager to the Trust;

WHEREAS, the Adviser is registered as an investment adviser under the Advisers Act;

WHEREAS, the Investment Company Act prohibits any person from acting as an investment adviser to a registered investment company except pursuant to a written contract; and

WHEREAS, the Board of Trustees of the Trust and the Manager desire that the Manager retain the Adviser to render investment advisory and other services to the portion of the portfolio known as the EQ/Large Cap Growth PLUS Portfolio (“Portfolio”) that has been allocated to Adviser (“Allocated Portion”) in the manner and on the terms hereinafter set forth.

NOW, THEREFORE, the Manager and the Adviser agree as follows:

1.	APPOINTMENT OF ADVISER

The Manager hereby appoints the Adviser to act as one of the investment advisers for the Portfolio, subject to the supervision and control of the Manager and the Trustees of the Trust, and in accordance with the terms and conditions of this Agreement. The Adviser will be an independent contractor and will have no authority to act for or represent the Trust or the Manager in any way or otherwise be deemed an agent of the Trust or the Manager except as expressly authorized in this Agreement or another writing by the Trust, the Manager and the Adviser.

2.	SERVICES TO BE RENDERED BY THE ADVISER TO THE TRUST

A. As investment adviser to the Portfolio, the Adviser will coordinate the investment and reinvestment of the assets of the Allocated Portion and determine the composition of the assets of the Allocated Portion, subject always to the supervision and control of the Manager and the Trustees of the Trust.

B. As part of the services it will provide hereunder, the Adviser will:

(i) obtain and evaluate pertinent economic, statistical, financial, and other information affecting the economy generally and individual companies or industries, the securities of which are included in the Allocated Portion or are under consideration for inclusion in the Allocated Portion;

(ii) formulate and implement a continuous investment program for the Allocated Portion;

(iii) take whatever steps are necessary to implement the investment program for the Allocated Portion by the purchase and sale of securities and other investments, including the placing of orders for such purchases and sales;

(iv) keep the Trustees of the Trust and the Manager fully informed in writing on an ongoing basis of all material facts concerning the investment and reinvestment of the assets in the Allocated Portion, the Adviser and its personnel and operations, make regular and special written reports of such additional information concerning the same as may reasonably be requested from time to time by the Manager or the Trustees of the Trust and will attend meetings with the Manager and/or the Trustees, as reasonably requested, to discuss the foregoing;

(v) provide assistance in determining the fair value of certain portfolio securities when market quotations are not readily available for the purpose of calculating the Allocated Portion’s net asset value in accordance with procedures and methods established by the Trustees of the Trust;

(vi) provide any and all information, records and supporting documentation about accounts the Adviser manages, if appropriate, that have investment objectives, policies, and strategies substantially similar to those employed by the Adviser in managing the Allocated Portion that may be reasonably necessary, under applicable laws, to allow the Portfolio or its agent to present information concerning Adviser’s prior performance in the Trust’s Prospectus and SAI (as hereinafter defined) and any permissible reports and materials prepared by the Portfolio or its agent; and

(vii) cooperate with and provide reasonable assistance to the Manager, the Trust’s administrator, the Trust’s custodian and foreign custodians, the Trust’s transfer agent and pricing agents and all other agents and representatives of the Trust and the Manager, keep all such persons fully informed as to such matters as they may reasonably deem necessary to the performance of their obligations to the Trust and the Manager, provide prompt responses to reasonable requests made by such persons and establish appropriate interfaces with each so as to promote the efficient exchange of information.

C. In furnishing services hereunder, the Adviser shall be subject to, and shall perform in accordance with the following: (i) the Trust’s Agreement and Declaration of Trust, as the same may be hereafter modified and/or amended from time to time (“Trust Declaration”); (ii) the By-Laws of the Trust, as the same may be hereafter modified and/or amended from time to time (“By-Laws”); (iii) the currently effective Prospectus and Statement of Additional Information of the Trust filed with the SEC, as the same may be hereafter modified, amended and/or supplemented (“Prospectus and SAI”); (iv) the Investment Company Act, with the requirements applicable to both regulated investment companies and segregated asset accounts under Subchapters M and L of the Internal Revenue Code of 1986, as amended; (v) all other applicable state and federal securities and other laws; (vi) all regulations with respect to the foregoing; (vii) the Trust’s Compliance Manual and other policies and procedures adopted from time to time by the Board of Trustees of the Trust; and (viii) the written instructions of the Manager. The Manager shall provide the Adviser with current copies of the Trust Declaration, By-Laws, Prospectus, SAI, Compliance Manual and other policies and procedures adopted by the Board of Trustees.

D. In furnishing services hereunder, the Adviser will not consult with any other adviser to (i) the Portfolio, (ii) any other Portfolio of the Trust, or (iii) any other investment company under common control with the Trust concerning transactions of the Portfolio in securities or other assets. (This shall not be deemed to prohibit the Adviser from consulting with any of its affiliated persons concerning transactions in securities or other assets. This shall also not be deemed to prohibit the Adviser from consulting with any of the other covered advisers concerning compliance with paragraphs (a) and (b) of rule 12d3-1 of the Investment Company Act.

E. The Adviser, at its expense, will furnish: (i) all necessary facilities and personnel, including salaries, expenses and fees of any personnel required for them to faithfully perform their duties under this Agreement; and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the Adviser’s duties under this Agreement.

F. The Adviser will select brokers and dealers to effect all portfolio transactions subject to the conditions set forth herein. The Adviser will place all necessary orders with brokers, dealers, or issuers, and will negotiate brokerage commissions, if applicable. The Adviser is directed at all times to seek to execute brokerage transactions for the Allocated Portion (i) in accordance with any written policies, practices or procedures that may be established by the Board of Trustees or the Manager in consultation with the Adviser from time to time or (ii) as described in the Trust’s Prospectus and SAI. In placing any orders for the purchase or sale of investments for the Portfolio, in the name of the Allocated Portion or its nominees, the Adviser shall use its best efforts to seek to obtain for the Allocated Portion the best execution available (based on factors including price and other terms, commissions, responsiveness, quality of brokerage or research services, and other criteria), considering all of the circumstances, and shall maintain records adequate to demonstrate compliance with this requirement.

G. Subject to the appropriate policies and procedures approved by the Board of Trustees, Adviser may, to the extent authorized by Section 28(e) of the Securities Exchange Act of 1934, as amended (“Exchange Act”) cause the Allocated Portion to pay a broker or dealer that provides brokerage or research services to the Manager, the Adviser and the Allocated Portion an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Adviser determines, in good faith, that such amount of commission is reasonable in relationship to the value of such brokerage or research services provided viewed in terms of that particular transaction or the Adviser’s overall responsibilities to the Portfolios or its other advisory clients. To the extent authorized by Section 28(e) and the Trust’s Board of Trustees, the Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of such action. Subject to seeking the best execution, the Board or Trustees or the Manager may cause the Adviser to effect transactions in portfolio securities through broker-dealers in a manner that will help generate resources to pay the cost of certain expenses which the Trust is required to pay or for which the Trust is required to arrange payment.

H. On occasions when an Adviser deems the purchase or sale of a security to be in the best interest of the Allocated Portion as well as other clients of the Adviser, the Adviser to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner such Adviser considers to be the most equitable and consistent with its fiduciary obligations to the Allocated Portion and to its other clients.

I. The Adviser will maintain all accounts, books and records with respect to the Allocated Portion as are required of an investment adviser of a registered investment company pursuant to the Investment Company Act and Advisers Act and the rules thereunder and shall file with the SEC all forms pursuant to Section 13 of the Exchange Act, with respect to its duties as are set forth herein.

J. The Adviser will, unless and until otherwise directed by the Manager or the Board of Trustees, vote proxies with respect to the Allocated Portion’s securities and exercise rights in corporate actions or otherwise.

3.	COMPENSATION OF ADVISER

The Manager will pay the Adviser an advisory fee with respect to the Allocated Portion as specified in Appendix A to this Agreement. Payments shall be made to the Adviser on or about the fifth day of each month; however, this advisory fee will be calculated daily for the Allocated Portion based on the net assets of the Allocated Portion on each day and accrued on a daily basis.

4.	LIABILITY AND INDEMNIFICATION

A. Except as may otherwise be provided by the Investment Company Act or any other federal securities law, the Adviser shall not be liable for any losses, claims, damages, liabilities or litigation (including legal and other expenses) incurred or suffered by the Manager or the Trust as a result of any error of judgment or mistake of law by the Adviser with respect to the Portfolio, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive or limit the liability of the Adviser for, and the Adviser shall indemnify and hold harmless the Trust, the Manager, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the Investment Company Act) and all controlling persons (as described in Section 15 of the Securities Act of 1933, as amended (“1933 Act”)) (collectively, “Manager Indemnitees”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Manager Indemnitees may become subject under the 1933 Act, the Investment Company Act, the Advisers Act, or under any other statute, or at common law, if the losses or claims arise out of or are based on (i) any willful misconduct, bad faith, reckless disregard or gross negligence of the Adviser in the performance of any of its duties or obligations hereunder or (ii) any untrue statement of a material fact contained in the Prospectus and SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Allocated Portion or the omission to state therein a material fact known to the Adviser which was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon information furnished to the Manager or the Trust by the Adviser Indemnitees (as defined below) for use therein. The Adviser does not make any warranty that the investment performance of the Allocated Portion will meet any particular standard, such as the performance of an index or another portfolio managed by the

Adviser.

B. Except as may otherwise be provided by the Investment Company Act or any other federal securities law, the Manager and the Trust shall not be liable for any losses, claims, damages, liabilities or litigation (including legal and other expenses) incurred or suffered by the Adviser as a result of any error of judgment or mistake of law by the Manager with respect to the Allocated Portion, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive or limit the liability of the Manager for, and the Manager shall indemnify and hold harmless the Adviser, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the Investment Company Act) and all controlling persons (as described in Section 15 of the 1933 Act) (collectively, “Adviser Indemnitees”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Adviser Indemnitees may become subject under the 1933 Act, the Investment Company Act, the Advisers Act, or under any other statute, at common law, if the losses or claims arise out of or are based on (i) any willful misconduct, bad faith, reckless disregard or gross negligence of the Manager in the performance of any of its duties or obligations hereunder or (ii) any untrue statement of a material fact contained in the Prospectus and SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Portfolio or the omission to state therein a material fact known to the Manager which was required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission was made in reliance upon information furnished to the Manager or the Trust by an Adviser Indemnitees for use therein.

5.	NON-EXCLUSIVITY

The services of the Adviser to the Manager, the Allocated Portion and the Trust are not to be deemed to be exclusive, and the Adviser shall be free to render investment advisory or other services to others (including other investment companies) and to engage in other activities. The Adviser may at times purchase a security for the Allocated Portion while it is selling the same security for other clients, or sell a security for the Allocated Portion while it is purchasing the same security for other clients. It is understood and agreed that the directors, officers, and employees of the Adviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors, trustees, or employees of any other firm or corporation, including other investment companies.

6.	SUPPLEMENTAL ARRANGEMENTS

The Adviser may from time to time employ or associate with itself any person it believes to be particularly fitted to assist it in providing the services to be performed by such Adviser hereunder, provided that no such person shall perform any services with respect to the Allocated Portion that would constitute an assignment or require a written advisory agreement pursuant to the Investment Company Act. Any compensation payable to such persons shall be the sole responsibility of the Adviser, and neither the Manager nor the Trust shall have any obligations with respect thereto.

7.	REGULATION

The Adviser shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports, or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws and regulations.

8.	RECORDS

The records relating to the services provided under this Agreement shall be the property of the Trust and shall be under its control; however, the Trust shall furnish to the Adviser such records and permit the Adviser to retain such records (either in original or in duplicate form) as it shall reasonably require in order to carry out their duties. In the event of the termination of this Agreement, such records shall promptly be returned to the Trust by the Adviser free from any claim or retention of rights therein other than the right to retain a copy for the Adviser’s own records. The Manager and the Adviser shall keep confidential any information obtained in connection with its duties hereunder and disclose such information only if the Adviser needs to make the disclosure (e.g., to a broker-dealer) in order to perform the Adviser’s duties under this Agreement, or the Trust has authorized such disclosure or if such disclosure is expressly required or requested by applicable federal or state regulatory authorities.

9.	DURATION OF AGREEMENT

This Agreement shall become effective upon the date first above written, provided that this Agreement shall not take effect unless it has first been approved by a vote of a majority of those Trustees of the Trust who are not “interested persons” (as defined in the Investment Company Act) of any party to this Agreement (“Independent Trustees”), cast in person at a meeting called for the purpose of voting on such approval. This Agreement shall continue in effect for a period through August 31, 2011 and shall continue in effect from year to year thereafter only so long as such continuance is specifically approved at least annually by the Board of Trustees, including the approval by the vote of a majority of the Independent Trustees cast in person at a meeting called for the purpose of voting on such approval.

10.	TERMINATION OF AGREEMENT

This Agreement may be terminated at any time, without the payment of any penalty, by the Board of Trustees, including a majority of the Independent Trustees, by the vote of a majority of the outstanding voting securities of the Portfolio, on sixty (60) day’s written notice to the Manager and the Adviser, or by the Manager or Adviser on sixty (60) day’s written notice to the Trust and the other party. This Agreement will automatically terminate, without the payment of any penalty, (i) in the event of its assignment (as defined in the Investment Company Act), or (ii) in the event the Investment Management Agreement between the Manager and the Trust is assigned or terminates for any other reason. This Agreement will also terminate upon written notice to the other party that the other party is in material breach of this Agreement, unless the other party in material breach of this Agreement cures such breach to the reasonable satisfaction of the party alleging the breach within thirty (30) days after written notice.

11.	PROVISION OF CERTAIN INFORMATION BY ADVISER

The Adviser will promptly notify the Manager in writing of the occurrence of any of the following events:

A. the Adviser fails to be registered as an investment adviser under the Advisers Act or under the laws of any jurisdiction in which the Adviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement;

B. the Adviser is served or otherwise receives notice of any action, suit, proceeding, inquiry, or investigation, at law or in equity, before or by any court, public board, or body, involving the affairs of the Trust; and/or

C. the chief executive officer or controlling stockholder of the Adviser or the portfolio managers of the Adviser changes or there is otherwise an actual change in control or management of the Adviser.

12.	USE OF ADVISER’S NAME

The parties agree that the name of the Adviser, the names of any affiliates of the Adviser and any derivative or logo or trademark or service mark or trade name are the valuable property of the Adviser and its affiliates. The Manager and the Trust shall have the right to use such name(s), derivatives, logos, trademarks or service marks or trade names only with the prior written approval of the Adviser, which approval shall not be unreasonably withheld or delayed so long as this Agreement is in effect.

Upon termination of this Agreement, the Manager and the Trust shall forthwith cease to use such name(s), derivatives, logos, trademarks or service marks or trade names. The Manager and the Trust agree that they will review with the Adviser any advertisement, sales literature, or notice prior to its use that makes reference to the Adviser or its affiliates or any such name(s), derivatives, logos, trademarks, service marks or trade names so that the Adviser may review the context in which it is referred to, it being agreed that the Adviser shall have no responsibility to ensure the adequacy of the form or content of such materials for purposes of the Investment Company Act or other applicable laws and regulations. If the Manager or the Trust makes any unauthorized use of the Adviser’s names, derivatives, logos, trademarks or service marks or trade names, the parties acknowledge that the Adviser shall suffer irreparable harm for which monetary damages are inadequate and thus, the Adviser shall be entitled to injunctive relief.

13.	CONFIDENTIALITY

The Manager acknowledges that the securities holdings of the Allocated Portion constitutes information of value to the Adviser, and agrees: (1) not to use for any purpose, other than for the Manager or the Trust, or their agents, to supervise or monitor the Adviser, the holdings or other trading-related information of the Allocated Portion; and (2) not to disclose the Allocated Portion’s holdings, except: (a) as required by applicable law or regulation; (b) as required by state or federal regulatory authorities; (c) to the Board of Trustees of the Trust, counsel to the Board, counsel to the Trust, the administrator or any sub-administrator, the independent accountants and any other agent of the Trust; or (d) as otherwise agreed to by the parties. Further, the Manager agrees that information supplied by the Adviser, including approved lists, internal procedures, compliance procedures and any board materials, is valuable to the Adviser, and the Manager agrees not to disclose any of the information contained in such materials except: (i) as required by applicable law or regulation; (ii) as required by state or federal regulatory authorities; (iii) to the Board of Trustees of the Trust, counsel to the Board, counsel to the Trust, the administrator or any sub-administrator, the independent accounts and any other agent of the Trust; or (iv) as otherwise agreed to by the parties hereto in writing.

14.	AMENDMENTS TO THE AGREEMENT

Except to the extent permitted by the Investment Company Act or the rules or regulations thereunder or pursuant to exemptive relief granted by the SEC, this Agreement may be amended by the parties only if such amendment, if material, is specifically approved by the vote of a majority of the outstanding voting securities of the Portfolio (unless such approval is not required by Section 15 of the Investment Company Act as interpreted by the SEC or its staff or unless the SEC has granted an exemption from such approval requirement) and by the vote of a majority of the Independent Trustees cast in person at a meeting called for the purpose of voting on such approval. The required shareholder approval shall be effective with respect to the Portfolio if a majority of the outstanding voting securities of the Portfolio vote to approve the amendment, notwithstanding that the amendment may not have been approved by a majority of the outstanding voting securities of any other Portfolio affected by the amendment or all the Portfolios of the Trust.

15.	ASSIGNMENT

No assignment (as that term is defined in the Investment Company Act) shall be made by the Adviser without the prior written consent of the Trust and the Manager. Notwithstanding the foregoing, no assignment shall be deemed to result from any changes in the directors, officers or employees of such Adviser except as may be provided to the contrary in the Investment Company Act or the rules or regulations thereunder. The Adviser agrees that it will notify the Trust and the Manager of any changes in its directors, officers or employees within a reasonable time thereafter.

16.	ENTIRE AGREEMENT

This Agreement contains the entire understanding and agreement of the parties with respect to the Allocated Portion.

17.	HEADINGS

The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

18.	NOTICES

All notices required to be given pursuant to this Agreement shall be delivered or mailed to the last known business address of each applicable party in person or by registered mail or a private mail or delivery service providing the sender with notice of receipt. The specific person to whom notice shall be provided for each party will be specified in writing to the other party. Notice shall be deemed given on the date delivered or mailed in accordance with this paragraph.

19.	SEVERABILITY

Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein.

20.	GOVERNING LAW

The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New York, or any of the applicable provisions of the Investment Company Act. To the extent that the laws of the State of New York, or any of the provisions in this Agreement, conflict with applicable provisions of the Investment Company Act, the latter shall control.

21.	INTERPRETATION

Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Investment Company Act shall be resolved by reference to such term or provision of the Investment Company Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC validly issued pursuant to the Investment Company Act. Specifically, the terms “vote of a majority of the outstanding voting securities,” “interested persons,” “assignment,” and “affiliated persons,” as used herein shall have the meanings assigned to them by Section 2(a) of the Investment Company Act. In addition, where the effect of a requirement of the Investment Company Act reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the SEC, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first mentioned above.

AXA EQUITABLE FUNDS MANAGEMENT GROUP, LLC		MARSICO CAPITAL MANAGEMENT, LLC

By:	/s/ Steven M. Joenk	By:	/s/ Christopher J. Marsico
	Steven M. Joenk	Name: Christopher J. Marsico
	Chairman, Chief Executive Officer and President	Title: President

APPENDIX A

TO

INVESTMENT ADVISORY AGREEMENT

WITH

MARSICO CAPITAL MANAGEMENT, LLC

Related Portfolios	Annual Advisory Fee Rate***

Focus Portfolios, which shall consist of the following Allocated Portion, Related Portfolio and Other Allocated Portions** of Related Portfolios (collectively referred to as “Focus Portfolios”):

EQ/Large Cap Growth PLUS Portfolio*

AXA Conservative Multimanager Fund (a series of AXA Offshore Multimanager Funds Trust)*

AXA Moderate Multimanager Fund (a series of AXA Offshore Multimanager Funds Trust)*

AXA Aggressive Multimanager Fund (a series of AXA Offshore Multimanager Funds Trust)*

0.450% of the Focus Portfolios’ average daily net assets up to and including $400 million; 0.400% of the Focus Portfolios’ average daily net assets over $400 million and up to and including $1 billion; 0.375% of the Focus Portfolios’ average daily net assets over $1 billion and up to and including $1.5 billion; and 0.350% of the Focus Portfolios’ average daily net assets in excess of $1.5 billion

*	Fees to be paid with respect to this Portfolio shall be based only on the portion of the Portfolio’s average daily net assets advised by the Adviser, which may be referred to as the “Marsico Allocated Portion.”
**	Other Allocated Portions include another series of EQ Advisors Trust (or series or portions thereof) or other investment companies (or series or portions thereof) that are managed by the Manager or AXA Equitable Life Insurance Company, the parent of the Manager, and advised by the Adviser and classified as “Focus Portfolios.”
***	The daily advisory fee for the Related Portfolios is calculated by multiplying the aggregate net assets of the Related Portfolios at the close of the immediately preceding business day by the Annual Advisory Fee Rate calculated as set forth above and then dividing the result by the number of days in the year. The daily fee applicable to each Marsico Allocated Portion is the portion of the daily advisory fee for the Related Portfolios equal to the Marsico Allocated Portion’s net assets relative to the aggregate net assets of each respective Related Portfolio, including the Marsico Allocated Portion, used in fee calculation.